Exhibit 99.1

Excel Trust Announces Results For the Quarter Ended March 31, 2012, Declares Dividend

SAN DIEGO—May 2, 2012— Excel Trust, Inc. (NYSE:EXL) announced today financial and operating results for the quarter ended March 31, 2012. A supplemental financial package with additional information can be found on Excel Trust’s website under the Investor Relations tab.

Highlights for the First Quarter 2012

•	Reported Adjusted Funds from Operations (AFFO) for the quarter of $6.4 million, or $0.19 per diluted share

•	Reported Funds from Operations (FFO) for the quarter of $6.5 million, or $0.19 per diluted share

•	Declared a second quarter 2012 dividend of $0.1625 per share, which equates to an annualized rate of $0.65 per share

•	Issued $92 million of Series B Cumulative Redeemable Preferred Stock

•	Acquired 3 properties totaling approximately $100 million in value

“We are pleased with the progress we made this quarter on executing our plan for growth. We successfully issued $92 million of perpetual preferred shares and closed on three high quality properties worth approximately $100 million. In addition we bolstered our pipeline with several attractive properties,” commented Gary Sabin, Excel Trust’s CEO. He continued, “We remain enthusiastic about the Company’s future in light of our robust acquisition pipeline, seasoned management team and strength of our balance sheet.”

Excel Trust reported Adjusted Funds From Operations (AFFO) for the first quarter of $6.4 million, or $0.19 per diluted share. Excel Trust reported Funds From Operations (FFO) for the three-month period ended March 31, 2012 of $6.5 million, or $0.19 per diluted share. Net loss attributable to the common stockholders was ($1.7 million), or ($0.06) per diluted share. This compares to AFFO of $3.8 million or $0.19 per diluted share, FFO of $3.4 million or $0.17 per diluted share and net loss of ($632,000) or ($0.04) per diluted share in the three months ended March 31, 2011.

Included in FFO for the quarter ended March 31, 2012 was a non-cash gain related to changes in the fair value of financial instruments and the redemption of certain OP units of approximately $462,000, or approximately $0.015 per diluted share. The change in the fair value of financial instruments was a reduction of the liability recorded for the fair value of a redemption provision related to the OP Units issued in connection with the acquisition of the Edwards Theatres property in March 2011. Also included in FFO were non-cash compensation expenses of approximately $785,000 or $0.02 per diluted share for the quarter resulting from the Company’s incentive stock award plan.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to common shareholders to AFFO and FFO and a definition of both are included at the end of this release.

Summary of Significant Activities During First Quarter 2012

On January 23, 2012, Excel Trust acquired the Promenade Corporate Center in Scottsdale, AZ, a 256,000 square foot commercial office property at the entrance of our retail shopping center, for a contractual purchase price of approximately $56.0 million. The Company paid 75% of the purchase price, or $42.0 million, in shares of our common stock valued at $13.00 per share (for a total of approximately 3,230,769 shares). Major tenants include Fitch, Healthcare Trust of America, Meridian Bank, Richmond American Homes and Sankyo Pharma.

On January 31, 2012, Excel Trust raised $92 million by completing the issuance of 3,680,000 shares of 8.125% Series B Cumulative Redeemable Preferred Stock with a liquidation preference of $25.00 per share, or Series B preferred stock, including the exercise of an overallotment option of 480,000 shares. Net proceeds from this offering were approximately $88.7 million.

On February 17, 2012, Excel Trust acquired EastChase Market Center in Montgomery, AL, a 181,000 square foot shopping center, for approximately $24.7 million. Major tenants include Dick’s Sporting Goods, Jo-Ann, Bed Bath & Beyond, Old Navy, ULTA, Michael’s and Costco (non-owned).

On February 29, 2012, Excel Trust acquired La Costa Towne Center, a retail shopping center with approximately 121,000 square feet of gross leasable area located in Carlsbad, CA for approximately $23.5 million. Vons, a division of Safeway, is the anchor tenant of the property (lease in effect, but no longer occupied). We believe that the property presents an opportunity to re-tenant and redevelop portions of the center to create additional value.

Second Quarter 2012 Dividend Declared

The Board of Directors declared a second quarter 2012 cash dividend of $0.1625 per common share payable on July 16, 2012 to shareholders of record as of June 30, 2012.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on July 16, 2012 to the Series A and Series B Preferred shareholders of record as of June 30, 2012.

Guidance

Excel Trust expects its AFFO per share for fiscal year 2012 to be between $0.78 and $0.86 and it’s FFO per share for fiscal year 2012 to be between $0.70 and $0.78. Excel Trust believes that AFFO is the most helpful indicator of the Company’s ability to pay recurring dividends since it adjusts for certain non-cash and non-recurring items.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions and development activities. Excel Trust’s actual results may differ materially from these estimates.

Conference Call

In conjunction with Excel Trust’s results, you are invited to listen to its conference call on Thursday, May 3, 2012 at 1:00 p.m. Eastern Time.

PHONE: Conference call access information is as follows:

Dial in number: (800) 299-8538

International Dial in number: (617) 786-2902

Pass code: 34697712

INTERNET: A live webcast of the conference call will be available through Excel Trust’s web site at www.exceltrust.com. The conference call will be recorded and available for replay for seven days beginning at 4:00 p.m. ET on May 3, 2012. Replay access information is as follows:

Dial in number: (888) 286-8010

International Dial in number: (617) 801-6888

Pass code: 30082346

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets. Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-Q or 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-Q or 10-K are an integral part of these consolidated financial statements.

EXCEL TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2012	December 31, 2011
ASSETS:

Property:
Land	$253,999	$236,941
Buildings	372,622	287,226
Site improvements	39,649	28,257
Tenant improvements	32,214	28,517
Construction in progress	11	21,312
Less accumulated depreciation	(22,287)	(18,294)

Property, net	676,208	583,959
Cash and cash equivalents	9,225	5,292
Restricted cash	4,165	3,680
Tenant receivables, net	3,588	4,174
Lease intangibles, net	71,088	68,556
Mortgage loan receivable	2,000	2,000
Deferred rent receivable	3,722	2,997
Other assets	18,162	17,013

Total assets	$788,158	$687,671

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$243,906	$244,961
Notes payable	—	21,000
Accounts payable and other liabilities	17,784	21,080
Lease intangibles, net	16,759	13,843
Dividends/distributions payable	7,650	5,801

Total liabilities	286,099	306,685

Equity:
Stockholders’ equity
Preferred stock	136,413	47,703
Common stock	335	302
Additional paid-in capital	353,061	319,875
Cumulative deficit	(2,839)	(3,277)

	486,970	364,603
Accumulated other comprehensive loss	(807)	(811)

Total stockholders’ equity	486,163	363,792
Non-controlling interests	15,896	17,194

Total equity	502,059	380,986

Total liabilities and equity	$788,158	$687,671

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

EXCEL TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and dividends per share)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Revenues:
Rental revenue	$16,153	$8,476
Tenant recoveries	3,267	1,899
Other income	360	104

Total revenues	19,780	10,479
Expenses:
Maintenance and repairs	1,322	639
Real estate taxes	2,065	1,135
Management fees	191	117
Other operating expenses	829	766
General and administrative	3,502	2,650
Depreciation and amortization	8,279	4,160

Total expenses	16,188	9,467

Net operating income	3,592	1,012
Interest expense	(3,674)	(2,565)
Interest income	53	40
Gain on acquisition of real estate and sale of land parcel	—	937
Changes in fair value of financial instruments and gain on OP unit redemption	462	—

Loss from continuing operations	433	(576)

Income from discontinued operations	—	516

Net income (loss)	433	(60)
Net loss attributable to non-controlling interests	5	31

Net income (loss) attributable to Excel Trust, Inc.	438	(29)
Preferred stock dividends	(2,121)	(603)

Net loss attributable to the common stockholders	$(1,683)	$(632)

Basic and diluted net loss per share	$(0.06)	$(0.04)

Weighted-average common shares outstanding—basic and diluted	31,761	15,513

Dividends declared per common share	$0.1625	$0.14

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

For the Period Ended March 31, 2012

(In thousands, except per share data)

Excel Trust, Inc.'s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income(loss) for the three months ended March 31, 2012 is as follows:

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net loss attributable to the common stockholders	$(1,683)	$(632)
Add:
Non-controlling interests in operating partnership	(71)	—
Preferred stock dividends		603
Depreciation and amortization	8,279	4,369
Deduct:
Depreciation and amortization related to joint venture	(62)	—
Gain on acquisition of real estate and sale of land parcel	—	(937)
Gain on sale of real estate assets	—	—

Funds from operations	$6,463	$3,403
Adjustments:
Transaction costs	194	106
Deferred financing costs	472	234
Stock-based and other non-cash compensation expense	785	451
Changes in fair value of earn-outs	—	—
Changes in fair value of financial instruments	(462)	—
Straight-line effects of lease revenue	(750)	(371)
Amortization of above and below market leases	(228)	43
Non-incremental capital expenditures	(110)	(42)

Adjusted funds from operations	$6,364	$3,824

Weighted average common shares outstanding	31,761	15,513
Add:
OP units	1,393	819
Restricted stock	370	232
Contingent consideration related to business combinations	102	143
LTIP restricted stock	—	—
Common stock issuable upon conversion of preferred stock	—	3,333

Weighted average common shares outstanding - diluted (FFO and AFFO)	33,626	20,040

Funds from operations per share (diluted)	$0.19	$0.17
Adjusted funds from operations per share (diluted)	$0.19	$0.19

Other Information:
Leasing commissions paid	$117	$178
Tenant improvements paid	$347	$690